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                                                                   Exhibit 99.12


                      [FORM OF INFORMATION AGENT AGREEMENT]


                                   June , 1999



AMF Bowling, Inc.
8100 AMF Drive
Richmond, Virginia  23111


Ladies and Gentlemen:

     This Letter Agreement sets forth the terms and conditions pursuant to which AMF Bowling, Inc. (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed rights offering.

     The Company proposes to distribute transferable rights to subscribe for the Company's common stock (the "Rights") pro rata to the holders of the Company's common stock and to issue shares of the Company's common stock upon exercise of the Rights (the "Rights Offering").

1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Rights Offering and requests and authorizes King to contact, and to provide information with respect to the Rights Offering to, brokers, banks, nominees and institutions and Rights holders. These services shall also include receiving telephone calls from and making telephone calls to Rights holders. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Rights Offering (collectively, the "Rights Offering Materials"): (i) Prospectus; (ii) Form of Rights Certificate; (iii) Instructions to Stockholders; (iv) Notice of Guaranteed Delivery; (v) DTC Participant Over-Subscription Exercise Form and DTC Participant Conditional Over-Subscription Exercise Form; (vi) Letter to Stockholders Who Are Record Holders; (vii) Letter to Stockholders Who Are Beneficial Holders; (viii) Letter to Clients of Stockholders; (ix) Nominee Holder Certification Form;
     (x) Substitute Form W-9 for Use with Rights Offering; (xi) Beneficial Owner Election Form; and (xii) any and all amendments or supplements to any of the foregoing.

2. The Company agrees to pay King as compensation for its services a fee of $_____, $_____ of which is due upon execution of this agreement, and the balance of which is
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AMF Bowling, Inc.
June   , 1999
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     due upon the completion, expiration or termination, as the case may be, of the Rights Offering. In the event the Company extends the term of the Rights Offering, the Company agrees to pay King an additional monthly fee of $_______. Further, the Company agrees to pay King $______ for each completed telephone contact (incoming or outgoing) in connection with the Rights Offering. The Company further agrees to reimburse King for all reasonable out-of-pocket expenses (including reasonable counsel's fees and disbursements) incurred by King in retention hereunder. The Company will pay such expenses upon completion, expiration or termination, as the case may be, of the Rights Offering. The Company agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Rights Offering or dependent upon the number of shares of the Company's common stock purchased by Rights holders pursuant to the Rights Offering.

3. The Company agrees that King shall have the right to review and comment upon any and all references to King in the Rights Offering Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King to which reference King reasonably objects.

4. The Company will advise King promptly of the occurrence of any event which would cause it not to proceed with, or to withdraw or abandon the Rights Offering. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Rights Offering Materials.

5. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses ("Losses") whatsoever (including but not limited to, all reasonable counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever arising out of, relating to or in connection with the Rights Offering except for any Losses arising out of, relating to or in connection with (i) King's failure to comply with this agreement or (ii) the bad faith, willful misconduct or negligence of King or King's controlling persons, officers, directors, employees, agents or representatives. The Company shall reimburse such Indemnified Persons for such reasonable counsel fees and disbursements and other out-of-pocket expenses reasonably promptly after they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

6. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Rights Offering. The Company may elect
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AMF Bowling, Inc.
June   , 1999
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     to assume the defense of the Indemnified Persons and upon such election the defense shall be conducted by the Company's counsel who shall be reasonably satisfactory to the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding at such Indemnified Person's sole expense; provided, however, that the Company will pay the reasonable fees and expenses of such counsel as set forth above if the Company and the Indemnified Party are both named parties to such action or proceeding and such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person that are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided further, however, that the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, which consent shall not be unreasonably withheld. The Company shall not be liable for any settlement of any action or proceeding effected without the written consent of the Company, which consent shall not be unreasonably withheld.

7. The indemnity agreement contained in paragraphs 5 and 6 above shall remain operative and in full force and effect regardless of the termination, expiration or consummation of the Rights Offering.

8. This agreement shall be construed and enforced in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine).

     If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.
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AMF Bowling, Inc.
June   , 1999
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     If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.

                                       D.F. KING & CO., INC.


                                       By:
                                          ----------------------------------
                                          Thomas A. Long
                                          Senior Vice President



Accepted as of the date first above written:

AMF BOWLING, INC.


By:
   -----------------------------------
   [Name]
   [Title]